UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Corcept Therapeutics Incorporated
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Corcept Therapeutics Incorporated
149 Commonwealth Drive
Menlo Park, California 94025
Notice of Annual Meeting of Stockholders
To Be Held on May 26, 2021
Dear Stockholder:
The Annual Meeting of Stockholders of Corcept Therapeutics Incorporated, or the Company, will be held on Wednesday, May 26, 2021 at 7:30 a.m. local time at the Company’s headquarters located at 149 Commonwealth Drive, Menlo Park, CA 94025. Stockholders can also attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/CORT2021 by using the 16-digit control number which appears on your proxy card and the instructions that accompany your proxy materials.
The annual meeting will be held for the following purposes, as more fully described in the accompanying proxy statement:
1.To elect eight directors to hold office until the 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified.
2.To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.
3.To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Only stockholders of record at the close of business on April 16, 2021 will be entitled to notice of, and to vote at, such meeting in-person or via the Internet or any adjournments or postponements thereof.

By Order of the Board of Directors,

/s/ Charles Robb
Charles Robb
Chief Business Officer and Secretary
Menlo Park, California
April 22, 2021
Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on May 26, 2021
Our 2021 Proxy Materials are available at www.corcept.com/proxymaterials/2021
YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, BY TELEPHONE OR BY COMPLETING, SIGNING, DATING AND MAILING PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING EITHER IN-PERSON OR VIRTUALLY, YOU MAY VOTE AT THE MEETING EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

Corcept Therapeutics Incorporated
149 Commonwealth Drive
Menlo Park, California 94025
650-327-3270

PROXY STATEMENT
2021 ANNUAL MEETING OF STOCKHOLDERS
General
We are furnishing this proxy statement and the enclosed proxy in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders of Corcept Therapeutics Incorporated (the “Company” or “Corcept”) to be held on Wednesday, May 26, 2021 at 7:30 a.m. local time, in-person at 149 Commonwealth Drive, Menlo Park, California 94025 and virtually at www.virtualshareholdermeeting.com/CORT2021 and at any adjournments thereof (the “2021 Annual Meeting”). This proxy statement and accompanying proxy card are being first mailed to stockholders on or about April 26, 2021.
Who Can Vote
Only holders of our common stock at the close of business on April 16, 2021 (the “Record Date”) are entitled to vote at the 2021 Annual Meeting. Stockholders who hold shares of our common stock in “street name” may vote at the 2021 Annual Meeting only if they hold a valid proxy from their broker. If a bank, broker or other intermediary is the record holder of your stock on the Record Date, you must obtain and submit a legal proxy from your broker or other intermediary as the record holder and a letter from your broker or other intermediary showing that you were the beneficial owner of your shares on the Record Date.
Shares Outstanding and Quorum
As of the Record Date, there were 116,627,692 shares of our common stock outstanding. A majority of the outstanding shares of our common stock entitled to vote at the 2021 Annual Meeting must be present in person or by proxy, or by remote communication, if applicable, in order for there to be a quorum at the meeting. Shares are considered present “in person” if voted by the holder of those shares or by proxy during the 2021 Annual Meeting. Stockholders of record who are present at the meeting in person or by proxy, or by remote communication, if applicable, and who withhold votes or abstain from voting and broker non-votes will be included in the number of shares present at the meeting for purposes of determining whether a quorum is present.
Voting Rights
Each stockholder of record is entitled to one vote at the 2021 Annual Meeting for each share of common stock held by such stockholder on the Record Date. Stockholders may vote their shares by using the proxy card enclosed with this proxy statement. Stockholders do not have cumulative voting rights. All proxies we receive which are properly voted, whether by signed proxy card or by telephonic or Internet voting, and that have not been revoked will be voted in accordance with the instructions contained in the proxy. If a proxy is received which does not specify a vote or an abstention, the shares represented by that proxy will be voted (a) for each of the nominees to the Board listed on the proxy card and in this proxy statement and (b) for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. We are not aware, as of the date hereof, of any matters to be voted upon at the 2021 Annual Meeting other than those stated in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly brought before the 2021 Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented by the proxy card in their discretion.
You may still attend the 2021 Annual Meeting and vote in person even if you have already voted by proxy. You may vote your shares in-person or via the Internet at www.virtualshareholdermeeting.com/CORT2021 during the 2021 Annual Meeting. You will need the 16-digit control number which appears on the enclosed proxy card and the instructions accompanying these proxy materials. For additional details on the meeting, please see page 2 of this proxy statement.
Votes Required to Approve Each Proposal
The holders of a majority of the outstanding shares of common stock entitled to vote at the meeting, whether in-person, virtually or by proxy, shall constitute a quorum for the 2021 Annual Meeting. If a quorum is not present at the meeting, the chairman of the meeting may adjourn the meeting to another place, date or time. If a quorum exists at the 2021 Annual Meeting, the stockholders will be entitled to vote on the following proposals:
•election of directors (Proposal No. 1); and
•ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal No. 2).
Directors will be elected by a plurality of the votes cast, which means that the eight director nominees who receive the highest number of shares voted “FOR” their election will be elected.
Adoption of all other proposals requires the affirmative vote of a majority of the votes cast affirmatively or negatively, meaning that the number of shares voted “FOR” a proposal must exceed the number of shares voted “against” such proposal.
Withhold votes, abstentions and broker non-votes will have no impact on the outcome of the proposals and will only be counted for purpose of determining whether a quorum exists.
Revocability of Proxies
A stockholder of record may revoke a proxy at any time before it is voted at the 2021 Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of our company at 149 Commonwealth Drive, Menlo Park, California 94025 or (b) attending the 2021 Annual Meeting and voting at the meeting by following the instructions above. Attendance at the 2021 Annual Meeting will not revoke a proxy unless the stockholder votes in-person or via the Internet at the meeting.
Attendance at the In-person and Virtual 2021 Annual Meeting
The 2021 Annual Meeting will begin promptly at 7:30 am local time at our headquarters located at 149 Commonwealth Drive, Menlo Park, CA 94025, at which time the live audio webcast will begin. Online access to the audio webcast will open approximately 15 minutes prior to the start of the 2021 Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage our stockholders participating virtually to access the meeting in advance of the designated start time.
Stockholders may attend the 2021 Annual Meeting, in-person or by using the 16-digit control number on the proxy card or voting instruction form to log in to www.virtualshareholdermeeting.com/CORT2021 .
Submission of Questions at the 2021 Annual Meeting
An online portal available at www.virtualshareholdermeeting.com/CORT2021 will allow stockholders to submit questions and vote at the 2021 Annual Meeting. Stockholders may also submit questions and vote on the day of, or during, the 2021 Annual Meeting in-person. To submit questions and vote, each stockholder will need to demonstrate proof of stock ownership by entering the 16-digit control number received with your proxy card or voting instruction form.
Technical Assistance Provided Before and During the 2021 Annual Meeting
Beginning 15 minutes prior to the start of and during the 2021 Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting.
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number posted on the 2021 Annual Meeting log in page.
Solicitation of Proxies
The proxy card accompanying this proxy statement is solicited by our Board. We will pay the costs of soliciting proxies. In addition to solicitation by mail, our officers, directors and employees may solicit proxies personally or by telephone without receiving additional compensation. If requested, we will pay brokers, banks and other fiduciaries that hold shares of common stock for beneficial owners the reasonable out-of-pocket cost of forwarding the proxy statement and proxy card to stockholders.
Householding of Proxy Materials
“Householding” is a procedure approved by the Securities and Exchange Commission (the “SEC”) under which stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy statement from us or a bank, broker or other intermediary, unless one or more of these stockholders notifies us, the bank, broker or other intermediary that they wish to continue to receive individual copies. We do not “household” for any of our stockholders of record. However, as explained below, your bank, broker or other intermediary may be householding your account if you hold your shares in street name.
If you hold shares in street name, your bank, broker or other intermediary may deliver only one copy of our proxy statement to multiple stockholders of the same household who share the same address, and may continue to do so, unless your bank, broker or other intermediary has received contrary instructions from one or more of the affected stockholders in the household. If you are such a beneficial holder, contact your bank, broker or other intermediary to receive a separate set of our proxy materials.

NOMINEES TO BOARD OF DIRECTORS
At the 2021 Annual Meeting, the stockholders will vote on the election of eight directors, each to serve until the annual meeting of stockholders in 2022 and until their successors are duly elected and qualified.
The name, age at March 31, 2021 and principal occupation of each person nominated for election to the Board, all of whom currently serve as our directors, are set forth below:

Name	Age	Occupation
Joseph K. Belanoff, M.D.	63	Chief Executive Officer and President
James N. Wilson (1)	77	Chairman of the Board
Gregg Alton (1) (2) (3)	55	Former Chief Patent Officer of Gilead Sciences, Inc.
G. Leonard Baker, Jr. (1) (2)	78	Venture Capitalist
Gillian M. Cannon, Ph.D. (3)	57	President of Alyvant and Executive in Residence of Roivant Sciences
David L. Mahoney (2) (3)	66	Private Investor
Kimberly Park (1) (3)	57	Former Global Vice President of Merck & Co.
Daniel N. Swisher, Jr. (2)	58	President and Chief Operating Officer of Jazz Pharmaceuticals plc

(1)	Member of Corporate Governance and Nominating Committee
(2)	Member of Compensation Committee
(3)	Member of Audit Committee
Our director nominees have acted throughout their careers with integrity, honesty and adherence to high ethical standards and have demonstrated business acumen and sound judgment we believe will benefit Corcept and allow them to fulfill their responsibilities as Board members.
Joseph K. Belanoff, M.D. is a co-founder of our company and has served as a member of our Board and our Chief Executive Officer since Corcept’s inception in 1999, and as our President since 2014. Dr. Belanoff is an Adjunct Professor of Psychiatry at Stanford University (School of Medicine), where he has held positions in the Department of Psychiatry and Behavioral Sciences since 1992. Dr. Belanoff received his B.A. from Amherst College and his M.D. from Columbia University’s College of Physicians & Surgeons. Dr. Belanoff brings to our Board a deep knowledge of our research and development programs and commercial operations. He also has expertise in drug discovery and development and clinical medicine.
James N. Wilson has served as a director and as Chairman of our Board since 1999. From 2005 to 2018, he was also a member of the board of directors of NuGEN Technologies, Inc., a provider of systems for genomic analysis. From 2002 to 2009, Mr. Wilson served as the lead independent director of Amylin Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, and from 1996 to 2001, he was Chairman of the board of directors of Amira Medical, Inc., which was acquired by Hoffmann-La Roche A.G. From 1991 to 1994, Mr. Wilson was Chief Operating Officer of Syntex Corporation, which was acquired by Roche Holding, Ltd. From 1989 to 1990, Mr. Wilson was Chairman and Chief Executive Officer of Neurex Corporation, which was acquired by Elan Corporation plc. From 1982 to 1988, he was Chief Executive Officer of LifeScan, Inc., which was acquired by Johnson & Johnson Company. Mr. Wilson received his B.A. and M.B.A. from the University of Arizona. Mr. Wilson brings to our Board experience in the biotechnology industry, as both a senior executive and director.
Gregg Alton became a member of our Board in March 2020. Mr. Alton served as Chief Patent Officer of Gilead Sciences, Inc. (“Gilead”) until January 2020. Since joining Gilead in 1999, Mr. Alton held a number of positions at the company in which he gained experience in legal, medical affairs, policy and commercial matters, including Interim Chief Executive Officer and General Counsel. Prior to joining Gilead, he was an attorney at the law firm of Cooley Godward, LLP, where he specialized in mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. Mr. Alton has been a member of the board of directors of Enochian Biosciences Inc., a public biotechnology company, since January 2020 and Novavax, Inc., a public biotechnology company, since November 2020. He also serves as a member of the board of directors of several private companies, the Black Women’s Health Imperative, the Hepatitis Fund and the Boys and Girls Clubs of Oakland. He serves on the U.S. government’s Presidents Advisory Council on HIV and AIDS and the advisory boards for UCSF Global Health Group and the UC Berkeley College of Letters and Science. Mr. Alton received a B.A. in legal studies from the University of California at Berkeley and a J.D. from Stanford University. Mr. Alton brings to our Board extensive experience in the pharmaceutical industry as a senior executive with responsibilities for legal, regulatory and medical affairs, strategy, operations and patient relations.

G. Leonard Baker, Jr. has served as a member of our Board since 1999. Mr. Baker was a Managing Director of the General Partner of Sutter Hill Ventures, a venture capital firm in Palo Alto, California from 1973 through 2020. Mr. Baker currently serves on the boards of directors of private companies and non-profits. He received his B.A. from Yale University and his M.B.A. from Stanford University. Mr. Baker brings to our Board expertise in finance, strategic transactions and business operations.
Gillian M. Cannon, Ph.D. became a member of our Board in November 2020. Dr. Cannon brings to Corcept more than 30 years of experience in the pharmaceutical industry, where she has served in leadership roles at Merck and Co. Inc., UCB Inc. and Otsuka Pharmaceuticals. In her 27-year career at Merck, Dr. Cannon held a variety of senior positions, including Global Vice President for Commercial Operations at Merck’s start-up biosimilar business, Merck BioVentures; Business Unit Head for Merck’s specialty products franchise, and Global Commercial Head of Merck’s neuroscience franchise. Most recently, Dr. Cannon was the President of U.S. Operations for UCB Inc. and is currently President of Alyvant, a healthcare company, since 2018 and Executive in Residence for Roivant Sciences, a healthcare company, since April 2020. Dr. Cannon received her B.S. in Biochemistry from the University of Edinburgh and Ph.D. in Health Administration from Temple University. She currently serves on the Board of Affibody AB, a Swedish biotechnology company, and the Board of Edinburgh Innovations, the commercial arm of Edinburgh University. Dr. Cannon brings to our Board extensive experience in pharmaceutical company operations as well as market access expertise and a focus on data driven innovation.
David L. Mahoney is a private investor who has served as a member of our Board since July 2004. From 1999 to 2001, Mr. Mahoney served as co-Chief Executive Officer of McKesson HBOC, Inc., a healthcare supply management and information technology company, and as Chief Executive Officer of iMcKesson LLC, a healthcare management and connectivity company. He joined McKesson Corporation in 1990 as Vice President for Strategic Planning. Prior to joining McKesson, Mr. Mahoney was a principal with McKinsey & Company, a management consulting firm, where he worked from 1981 to 1990. Mr. Mahoney has served on the board of directors of Adamas Pharmaceuticals, a publicly traded pharmaceutical company, since 2011, including as Chairman, and chair of the Compensation Committee and a member of the Nominating and Governance Committee. Mr. Mahoney also served as a member of the Audit Committee of Symantec from 2003 to 2011 and as a member of the board of directors from 2003 to 2019. He also serves on the board of directors of several privately-held organizations including San Francisco Museum of Modern Art, Mercy Corps and Mount Holyoke College and is a Trustee of the Schwab/Laudus Family of Funds. Mr. Mahoney received his B.A. from Princeton University and his M.B.A. from Harvard University. Mr. Mahoney brings to our Board experience in pharmaceutical distribution, fiscal management and in healthcare and technology company operations.
Kimberly Park has served as a member of our Board since September 2019. She was Global Vice President of Customer Strategy and Innovation at Merck & Co. from 2014 to 2018 and also held global and U.S. leadership roles at Merck from 1997 to 2005, including U.S. Vice President of Managed Care Marketing. From 2005 to 2014, Ms. Park served in senior leadership roles at Johnson and Johnson, including Founding Partner and Global Vice President of Janssen Healthcare Innovation from 2010 to 2014 and U.S. Vice President of Primary Care Sales and Marketing of Janssen Pharmaceuticals from 2005 to 2010. Prior to joining Merck, Ms. Park held U.S. and global commercial leadership positions at GlaxoSmithKline plc. Ms. Park has served on the board of directors of Besser Company, a manufacturer of equipment for the building materials industry, since 2018, and TechEtch, a precision manufacturing company that supplies medical device and aerospace industries, since January 2021. She also serves as a trustee for two private foundations and is a mentor for Philadelphia Alliance of Capital and Technology. Ms. Park received her B.A. in International Business from the University of Michigan. She brings to our Board experience in pharmaceutical marketing, sales, and healthcare innovation.
Daniel N. Swisher, Jr. has served as a member of our Board since June 2015. He has been the President and Chief Operating Officer of Jazz Pharmaceuticals since January 2018. From 2003 to December 2017, he was Chief Executive Officer and a member of the board of directors of Sunesis Pharmaceuticals, a clinical-stage biopharmaceutical company. From 2005 to 2017, he was also its President. He joined Sunesis in 2001 and had previously served as the company’s chief business officer and chief financial officer. Prior to that, Mr. Swisher held a range of senior management roles, including Senior Vice president of Sales and Marketing at ALZA Corporation, a pharmaceutical and medical systems company, from 1992 to 2001. Mr. Swisher has served as Chairman of the board of directors of Cerus Corporation, a publicly traded biopharmaceutical company, since 2013. Mr. Swisher received his B.A. from Yale University and an M.B.A. from the Stanford Graduate School of Business. Mr. Swisher brings to our Board experience in pharmaceutical industry development, sales, marketing, operations and finance.
There are no family relationships among any of our directors or named executive officers.

DIRECTOR NOMINATION
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for, among other things, identifying individuals qualified to serve as members of the Board, recommending to the Board nominees for election as directors and providing oversight with respect to corporate governance and ethical conduct by Corcept’s directors, officers and employees. The Corporate Governance and Nominating Committee currently consists of Kimberly Park (Chairman), G. Leonard Baker, Jr., Gregg Alton and James N. Wilson. Following the 2021 Annual Meeting of Stockholders, assuming the election of each director nominee, membership of the Corporate Governance and Nominating Committee will not change. The Board has determined that all members of the Corporate Governance and Nominating Committee are independent under the rules of the Nasdaq Stock Market. The Corporate Governance and Nominating Committee met four times during 2020. The Corporate Governance and Nominating Committee recommends director candidates to the Board for review and approval, and its charter is available at www.corcept.com.
The information below describes the criteria the Corporate Governance and Nominating Committee applies and the process it uses to evaluate candidates for director.
Board Membership Criteria. The Corporate Governance and Nominating Committee’s goal is to identify director candidates with a broad diversity of background and experience who have the skills and judgment to serve successfully on our Board. The Corporate Governance and Nominating Committee seeks to ensure that a majority of the directors are independent under the rules of the Nasdaq Stock Market, that the Audit Committee and Compensation Committee are composed of independent directors, and that members of the Audit Committee possess the accounting and financial expertise the Nasdaq Stock Market and SEC rules require.
Process for Identifying and Evaluating Nominees. With the assistance as it deems appropriate of other members of the Board, Corcept’s management and in some cases a third-party search firm, the Corporate Governance and Nominating Committee identifies candidates who have the qualities and skills being sought. The Corporate Governance and Nominating Committee will also consider recommendations for nominees by stockholders.
With respect to candidates for initial election to the Board, the Corporate Governance and Nominating Committee reviews biographical information and qualifications and checks the candidate’s references. Qualified candidates are interviewed by at least one member of the Corporate Governance and Nominating Committee. Serious candidates meet, either in person or by telephone, with all members of the Corporate Governance and Nominating Committee and as many other members of the Board as practicable.
Candidates recommended by the Corporate Governance and Nominating Committee are presented to the Board for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy. A similar process would be used to evaluate nominees recommended by stockholders.
Stockholder Proposals for Nominees. The Corporate Governance and Nominating Committee will consider written proposals from stockholders for nominees for director. Such nominations should be submitted to the Secretary of our Company and should include the following information: (a) all information required by Regulation 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and willingness to serve as a director; (b) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholder(s); and (c) biographical information and a statement as to the qualifications of the nominee. Our Amended and Restated Bylaws provide that advance notice of a stockholder’s proposal to be brought before the 2022 Annual Meeting of Stockholders, including director nominations, must be delivered to the Secretary of our company at our principal executive offices not earlier than 120 days (December 27, 2021) and not later than 90 days (January 26, 2022) prior to the anniversary of the mailing date of the proxy materials for the previous year’s annual meeting. Our Amended and Restated Bylaws also provide that in the event that the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the anniversary date of the preceding year’s annual meeting, this advance notice must be received not later than the close of business on the later of (i) the 120th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.
Nominees to the Board of Directors for the 2021 Annual Meeting. The nominees for election at this 2021 Annual Meeting were recommended for selection by the Corporate Governance and Nominating Committee and were selected by the Board.

BOARD MEETINGS AND COMMITTEES
In addition to the Corporate Governance and Nominating Committee, the Board has Audit and Compensation Committees. The Audit Committee met five times and the Compensation Committee met one time in 2020. The Board met four times in 2020. The independent directors of the Board met in executive sessions four times in 2020. Each member of the Board attended 75 percent or more of the total number of Board and Board committee meetings on which such Board member served that were held during the period in which he or she was a Board or Board committee member.
We encourage our directors to attend our annual stockholder meeting. Two of our directors attended the 2020 annual stockholder meeting.
Audit Committee. The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and financial statement audits. Its responsibilities include appointing and compensating the independent registered public accounting firm for its audit of our accounts, reviewing the scope and results of these independent audits, reviewing and evaluating our accounting policies, and approving the professional services our independent registered public accounting firm provides to us. The Audit Committee consists of Gregg Alton (Chairman), David L. Mahoney, Gillian Cannon and Kimberly Park. Following the 2021 Annual Meeting of Stockholders, assuming the election of each director nominee, Audit Committee membership will not change. The Board has determined that all members of the Audit Committee are independent under the rules of the Nasdaq Stock Market and that each of them can read and understand financial statements. The Board has also determined that each member of the Audit Committee satisfies the independence requirements of Rule 10A-3(b)(1) of the Exchange Act and that Mr. Mahoney qualifies as an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K of the Securities Act and the Exchange Act. The Audit Committee charter is available at www.corcept.com.
Compensation Committee. The Compensation Committee consists of David L. Mahoney (Chairman), G. Leonard Baker, Jr., Gregg Alton and Daniel N. Swisher, Jr. Following the 2021 Annual Meeting of Stockholders, assuming the election of each director nominee, the Compensation Committee membership will not change. The Board has determined that all members of the Compensation Committee are independent under the rules of the Nasdaq Stock Market. The Compensation Committee reviews and approves, subject to stockholder or Board approval as required, (i) our incentive, equity-based and other compensatory plans and (ii) any benefit, compensation or severance arrangements applicable to our named executive officers. In addition, the Committee reviews and approves corporate goals relevant to our chief executive officer’s compensation and recommends the structure and amount of such compensation to the Board for its review and approval. The Committee also reviews the compensation and benefits offered to nonemployee directors and recommends changes to the Board, as appropriate. The Committee’s charter permits it to delegate its authority and responsibilities to individual members of the Committee or to a subcommittee of Committee members. The Compensation Committee charter is available at www.corcept.com.

BOARD LEADERSHIP AND ROLE IN RISK OVERSIGHT
Board Leadership. We are committed to sound corporate governance and value independent board oversight as essential to good corporate performance. Seven of our eight directors qualify as independent under the rules of the Nasdaq Stock Market. Following the 2021 Annual Meeting of Stockholders, assuming the election of each director nominee, the number of directors who are independent will not change. In February 2021, our Board reviewed the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment. The Board has determined that the following directors are “independent” under the rules of the Nasdaq Stock Market:
James N. Wilson
Gregg Alton
G. Leonard Baker, Jr.
Gillian M. Cannon
David L. Mahoney
Kimberly Park
Daniel N. Swisher, Jr.
In accordance with our Amended and Restated Bylaws, our Board appoints our officers. The Board does not have a policy as to whether the role of the Chairman of the Board and Chief Executive Officer should be separate and whether a lead independent director should be selected. Currently, we separate the roles of Chief Executive Officer and Chairman of the Board. The Chief Executive Officer is responsible for setting Corcept’s strategic direction and its day-to-day leadership and performance. The Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board. Our Chief Executive Officer is an employee and is therefore not deemed “independent.” Our Board believes that its leadership is appropriate for Corcept and its stockholders.
Risk Oversight. The Board oversees our exposure to risk and the steps we have undertaken to mitigate those risks. The Board assesses the risks we face and reviews our strategic plan at least annually. The Board also receives regular updates from our Executive Committee, which consists of our Chief Executive Officer, Chief Financial Officer, Chief Business Officer, Chief Commercial Officer, Chief Medical Officer and Chief Scientific Officer, regarding the impact and mitigation of various risks, including the COVID-19 pandemic. Although the Board bears ultimate responsibility for the Company’s risk management, the Audit Committee oversees management of risks arising from our accounting policies and practices, financial reporting, SEC compliance and potential director or named executive officer conflicts of interest. The Compensation Committee oversees director and executive officer compensation and strives to create compensation incentives that discourage risk-taking inconsistent with our business strategy. The Corporate Governance and Nominating Committee oversees management of risks associated with corporate governance and regulatory compliance. Each of these committees meets regularly with Corcept management and reports to the full Board.

COMMUNICATIONS WITH DIRECTORS
Stockholders or other interested parties may communicate with any director or committee of our Board by writing to them c/o Secretary, Corcept Therapeutics Incorporated, 149 Commonwealth Drive, Menlo Park, California 94025. Comments or questions regarding our accounting, internal controls or auditing matters will be referred to the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to the Corporate Governance and Nominating Committee.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2020, our Compensation Committee consisted of Mr. Mahoney, Mr. Baker and Mr. Swisher. In February 2021, Mr. Alton was appointed to the Compensation Committee. None of the members of our Compensation Committee is, or has been, an officer or employee of our company. None of our named executive officers serves or in the past year has served as a member of the board of directors of any entity that has one or more named executive officers serving on our Board or Compensation Committee.
INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The names of our executive officers, their ages as of March 31, 2021 and other information about them are set forth below:

Name	Age	Position
Joseph K. Belanoff, M.D.	63	Chief Executive Officer, President and Director
Andreas Grauer, M.D.	60	Chief Medical Officer
Hazel Hunt, Ph.D.	61	Chief Scientific Officer
Joseph D. Lyon	43	Chief Accounting Officer
Sean Maduck	44	Chief Commercial Officer
Atabak Mokari	44	Chief Financial Officer and Treasurer
Charles Robb	58	Chief Business Officer and Secretary
Joseph K. Belanoff, M.D. Biographical information regarding Dr. Belanoff is set forth under “Nominees to Board of Directors.”
Andreas Grauer, M.D. has served as our Chief Medical Officer since March 2019. Prior to joining Corcept, Dr. Grauer spent ten years at Amgen in a variety of leadership roles, most recently as Vice President of Global Development, where he led or oversaw programs in therapeutic areas including bone, nephrology, and inflammation throughout all phases of development. Dr. Grauer also brings significant experience in regulatory filings across the world that culminated in multiple new drug application and biologic license application approvals. Before Amgen, he held senior executive positions at Procter & Gamble Pharmaceuticals. Dr. Grauer holds an M.D. from the University of Heidelberg Medical School, where he graduated magna cum laude. He is Board Certified in both internal medicine and endocrinology in Germany.
Hazel Hunt, Ph.D. was named our Chief Scientific Officer in July 2020. Prior to that she was our Senior Vice President, Research. Dr. Hunt joined Corcept in 2011, bringing with her more than 23 years of experience in the pharmaceutical and biotechnology industries. From 2002 to 2011, Dr. Hunt was Director of Chemistry and Operations at Argenta, where she worked closely with Corcept and played an integral role in the discovery of Corcept’s portfolio of next-generation selective GR antagonists. From 1994 to 2002, she worked for Celltech, initially as a Group Leader in Medicinal Chemistry and ultimately as Section Leader, Project Chemistry. From 1992 to 1994, she served as a Research Fellow at The Centre for Drug Design and Development. Before that Dr Hunt worked at Glaxo Group Research as a Senior Chemist in Medicinal Chemistry. Dr Hunt received a first-class honors degree in chemistry from the Australian National University and a PhD in synthetic organic chemistry from the University of Southampton, UK. She also carried out postdoctoral work at Oxford University and the University of California at Irvine.
Joseph Douglas Lyon was named our Chief Accounting Officer in July 2020. Prior to that he was Corcept’s Vice President, Corporate Controller. Mr. Lyon joined the Company as Director of Finance and Accounting in July 2012. Mr. Lyon held the positions of Worldwide Corporate Controller & General Manager at Zinfi Technologies, Inc. from July 2011 to June 2012 and Director-Operations Business Development at Connor Group from January 2009 to June 2011. Prior to that, Mr. Lyon was an auditor of Ernst & Young, Inc. from July 2004 to June 2006.

Sean Maduck was named our Chief Commercial Officer in 2020. Prior to that he was Corcept’s Senior Vice President, Commercial. Before that, he was the company’s Vice President, Sales & Marketing. Mr. Maduck joined Corcept in 2012, bringing to the company 12 years of pharmaceutical, biotechnology and management experience. From 2002 to 2012, he held positions in the Finance, Portfolio Planning, and Commercial functions at Genentech. Prior to Genentech, he was an investment banking analyst at W.R. Hambrecht + Company. He currently serves on the Board of Directors of the Cancer Support Community – San Francisco Bay Area. Mr. Maduck earned an AB from Dartmouth College, a BE in Biomedical Engineering from the Thayer School of Engineering at Dartmouth College, and a Masters in Management from the Stanford Graduate School of Business.
Atabak Mokari was appointed as our Chief Financial Officer in March 2021. Mr. Mokari has nearly 20 years of experience in life sciences and healthcare finance. From December 2018 to November 2020, Mr. Mokari was Chief Financial Officer at Bellicum Pharmaceuticals, Inc., a biopharmaceutical company. Mr. Mokari served as Chief Financial Officer and Vice President Corporate Development from July 2016 to December 2018 at medical device manufacturer IRIDEX Corporation. Mr. Mokari was a director in Wells Fargo Securities LLC’s healthcare investment banking group from September 2013 to July 2016, worked in UBS’s healthcare investment banking group from September 2009 to August 2013 and in Credit Suisse’s healthcare investment banking group from July 2005 to March 2009. Prior to that, Mr. Mokari was a member of the business development team at Forest Laboratories, a pharmaceutical company, and an analyst at the private equity firm Olympus Partners and the investment banking firm Bowles Hollowell Conner & Co. Mr. Mokari earned an MBA from The Tuck School of Business at Dartmouth and a B.S. in Chemistry and Biology from Duke University.
Charles Robb became Corcept’s Chief Business Officer in March 2021 after serving more than nine years as the company’s Chief Financial Officer. Mr. Robb has more than 30 years' experience in executive management, operations and finance. From April 2005 through August 2011, Mr. Robb served as the Senior Vice President of Operations, Administration and Finance of Fitness Anywhere, Inc., a fitness equipment and training company with operations in the United States, Europe, and Asia. From 2003 to 2005, Mr. Robb was engaged in the private practice of law. From 2000 to 2002, he was Senior Vice President of Citadon, Inc. He also held positions in business development for Nomura Asset Capital Corporation from 1998 to 1999 and in sales and marketing for Legal Research Network, Inc., from 1996 to 1998. From 1992 to 1996, Mr. Robb practiced law at Howard, Rice, Nemerovski, Canady, Falk & Rabkin. Mr. Robb earned a BA in English and Political Philosophy from Yale and a JD from Harvard Law School, where he was a member of the Harvard Law Review.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding ownership of our common stock as of March 31, 2021 (or earlier with respect to information regarding former employees or that is based on filings with the SEC) by (a) each person known to us to own more than 5 percent of the outstanding shares of our common stock, (b) our directors, (c) our Chief Executive Officer and each other named executive officer named in the compensation tables appearing later in this proxy statement and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other information we believe to be reliable. Percentage of ownership is based on 116,476,709 shares of common stock outstanding as of March 31, 2021. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares. Shares of common stock subject to outstanding options and warrants exercisable within 60 days of March 31, 2021 are deemed outstanding for computing the percentage of ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Shares Beneficially Owned
5 percent Stockholders
BlackRock, Inc. (3)	15,546,524	13.3%
Vanguard Group Inc. (4)	11,996,149	10.3%
Renaissance Technologies (5)	9,341,496	8.0%
Ingalls & Snyder, LLC and affiliated entities (6)	7,583,772	6.5%
Directors and Named Executive Officers
Joseph K. Belanoff, M.D. (7)	6,008,750	5.0%
G. Leonard Baker, Jr. (8)	5,450,196	4.7%
James N. Wilson (9)	3,124,429	2.7%
Sean Maduck (10)	1,511,593	1.3%
David L. Mahoney (11)	1,498,782	1.3%
Charles Robb (12)	1,387,281	1.2%
Hazel Hunt, Ph.D. (13)	1,108,558	*
Andreas Grauer, M.D. (14)	289,583	*
Daniel N. Swisher, Jr. (15)	210,000	*
Kimberly Park (16)	55,000	*
Gregg Alton (17)	47,500	*
Gillian M. Cannon, Ph.D.	—	*
Atabak Mokari	—	*
All directors and executive officers as a group (14 persons) (18)	20,833,859	16.5%

*	Less than 1 percent of our outstanding common stock.
(1)	Unless otherwise indicated, the address of each of the named individuals is c/o Corcept Therapeutics, 149 Commonwealth Drive, Menlo Park, California 94025.
(2)
Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after March 31, 2021. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.

(3)
Information regarding the holdings of Blackrock, Inc., or Blackrock, is based on information obtained from Amendment No. 5 to Schedule 13G filed by Blackrock with respect to its holdings as of December 31, 2020. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)
Information regarding the holdings of Vanguard Group Inc., or Vanguard, is based on information obtained from Amendment No. 3 to Schedule 13G filed by Vanguard with respect to its holdings as of December 31, 2020. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)
Information regarding the holdings of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, or Renaissance Technologies, is based on information obtained from Amendment No. 1 to Schedule 13G filed by Renaissance Technologies with respect to its holdings as of December 31, 2020. The address for Renaissance Technologies is 800 Third Avenue, New York, New York 10022.

(6)
Consists of shares held by Ingalls & Snyder LLC, or Ingalls, for the benefit of Ingalls & Snyder Value Partners, L.P., or ISVP, or other investment advisory clients. Information regarding the holdings of Ingalls and ISVP is based on information obtained from Amendment No. 12 to Schedule 13G filed by Ingalls with respect to its holdings as of December 31, 2020. ISVP is an investment partnership managed under an investment advisory contract by Ingalls, a registered broker dealer and a registered investment advisor. Ingalls holds investment authority but not voting authority over shares held by its investment advisory clients. Mr. Thomas O. Boucher, Jr., a Managing Director of Ingalls, and Mr. Robert L. Gipson and Adam Janovic, Senior Directors of Ingalls, are the general partners of ISVP and share investment and voting power over the shares held by ISVP. Each of these individuals disclaims beneficial ownership of all such shares, except to the extent of his individual pecuniary interest therein. The address for Ingalls is 1325 Avenue of the Americas, New York, NY 10019.

(7)	Includes 3,190,624 shares that may be acquired by Dr. Belanoff within 60 days of March 31, 2021 pursuant to options.
(8)
Includes (a) 207 shares held in Mr. Baker’s name, (b) 955,055 shares held in The Baker Revocable Trust of which Mr. Baker is a trustee, (c) 996,631 shares held by a Roth IRA for the benefit of Mr. Baker, (d) 3,208,303 shares held by Saunders Holdings, L.P. of which Mr. Baker is a trustee of a trust which is the general partner and (e) 290,000 shares that may be acquired by Mr. Baker within 60 days of March 31, 2021 pursuant to options.

(9)
Includes (a) 1,170,000 shares that may be acquired by Mr. Wilson within 60 days of March 31, 2021 pursuant to options, (b) 1,053,362 shares held by the James N. Wilson and Pamela D. Wilson Trust and (c) 901,067 shares held by James and Pamela Wilson Family Partners. Mr. Wilson has voting power over the shares held by the James N. Wilson and Pamela D. Wilson Trust and James and Pamela Wilson Family Partners pursuant to voting agreements.

(10)	Includes (a) 50,024 shares held in Mr. Maduck’s name and (b) 1,461,569 shares that may be acquired by Mr. Maduck within 60 days of March 31, 2021 pursuant to options.
(11)
Includes (a) 1,169,888 shares held by the David L. Mahoney and Winnifred C. Ellis 1998 Family Trust, (b) 38,894 shares held in Mr. Mahoney’s name and (c) 290,000 shares that may be acquired by Mr. Mahoney within 60 days of March 31, 2021 pursuant to options.

(12)
Includes (a) 83,186 shares held in Mr. Robb’s name, (b) 1,288,564 shares that may be acquired by Mr. Robb within 60 days of March 31, 2021 pursuant to options and (c) 15,531 shares held as custodian for his children under the California Uniform Transfers to Minors Act over which Mr. Robb has voting control.

(13)	Includes (a) 18,795 shares held in Dr. Hunt's name and (b) 1,089,583 shares that may be acquired by Dr. Hunt within 60 days of March 31, 2021 pursuant to options.
(14)	Includes 289,583 shares that may be acquired by Dr. Grauer within 60 days of March 31, 2021 pursuant to options.
(15)	Includes 210,000 shares that may be acquired by Mr. Swisher within 60 days of March 31, 2021 pursuant to options.
(16)	Includes 55,000 shares that may be acquired by Ms. Park within 60 days of March 31, 2021 pursuant to options.
(17)	Includes 47,500 shares that may be acquired by Mr. Alton within 60 days of March 31, 2021 pursuant to options.
(18)	Total number of shares includes common stock held by directors, executive officers and entities affiliated with directors and executive officers. See footnotes 7 through 17 above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
All related party transactions between us and our officers, directors or principal stockholders are reviewed and approved by our Audit Committee or a majority of the independent and disinterested members of our Board to ensure they are on terms no less favorable to us than could be obtained from unaffiliated third parties and have bona fide business purposes. In 2020, there was one related party transaction. In February 2020, we purchased from Dr. Belanoff, our Chief Executive Officer, President and Director, 20,338 shares of common stock at a purchase price of $13.54 per share, which was the last quoted price per share on the Nasdaq Capital Market on the date of purchase. The aggregate purchase price was $275,377. We purchased the shares in order to provide Dr. Belanoff with liquidity to satisfy tax liability arising from his net (cashless) exercise in 2019 of stock options that were about to expire. In relation to his net exercise in 2019, in February 2021, we made a one-time grossed-up payment of $10,892 to reimburse Dr. Belanoff for an additional tax liability he incurred arising from a computational error made by the Company. These transactions were approved in advance by the Audit Committee and the Board.
Severance and Change in Control Agreements. We have entered into severance and change in control agreements with our executive officers. The agreements provide that, if employment is terminated without cause or for good reason regardless of whether it is in connection with a change in control, the executive will continue to receive, for 12 months, his or her base salary and continued health insurance coverage. The agreements also provide for full vesting of the terminated executive’s outstanding equity awards in the event the termination occurs, with or without cause, within 18 months following a change in control.
Director Indemnification Agreements. We have entered into indemnification agreements with our directors and executive officers. Such agreements require us, among other things, to indemnify our officers and directors for any event related to the fact that the officer and/or director is or was a director, officer, employee, consultant, agent or fiduciary of or to the Company or is or was serving at the request of the Board as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by such indemnified person in any such capacity, other than for liabilities arising from willful misconduct, and to advance any expenses incurred as a result of any proceeding subject to indemnification.
See “Director Compensation” for a discussion of our director compensation policy.
CODE OF ETHICS
We have adopted a Code of Ethics that applies to all of our directors, officers and employees, including our principal executive officer, our principal financial officer and our principal accounting officer, which is available at our website, www.corcept.com. We intend to disclose at www.corcept.com any amendment to, or waiver of, any provision of our Code of Ethics applicable to our directors and executive officers required to be disclosed under the rules of the SEC and the Nasdaq Stock Market.
PROHIBITION OF EMPLOYEE, OFFICER AND DIRECTOR HEDGING
Our Insider Trading Compliance Policy prohibits our directors, officers and employees, as well as any of our contractors with access to our sales, financial and clinical data, from engaging in any hedging transactions. Under the policy, hedging transactions include any transactions that are intended to hedge or offset any decrease in the market value of our securities held by the individual as well as certain forms of monetization transactions (including forward contracts and zero-cost collars).
DELINQUENT SECTION 16(A) REPORTS
Under Section 16(a) of the Exchange Act and SEC rules, our directors, executive officers and beneficial owners of more than ten percent of any class of our equity securities are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on our review of these reports and representations of such reporting persons, we believe that in 2020 such reporting persons met all applicable Section 16(a) requirements.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our goal is to offer competitive compensation that rewards good performance in the short- and long-term. We pay direct compensation consisting of base salary, cash bonuses for the achievement of significant corporate goals and long-term equity incentive awards. The Compensation Committee has primary responsibility for the design and administration of our executive compensation program.
This section discusses the principles underlying our policies with respect to the compensation of the named executive officers included in the “Summary Compensation Table” and the factors that determined their compensation in 2020. Our named executive officers for 2020 were Joseph K. Belanoff, M.D., Chief Executive Officer and President; Charles Robb, Chief Business Officer and Secretary (serving in 2020 as our Chief Financial Officer); Andreas Grauer, M.D., Chief Medical Officer; Sean Maduck, Chief Commercial Officer; and Hazel Hunt, Ph.D., Chief Scientific Officer.
On July 1, 2020, our Board promoted Mr. Maduck to Chief Commercial Officer and Dr. Hunt to Chief Scientific Officer, in which capacity she was named as an executive officer of the Company.
On March 1, 2021, our Board appointed Atabak Mokari as our Chief Financial Officer and Mr. Robb as our Chief Business Officer.
Executive Summary
In 2020, we achieved significant clinical, commercial and financial goals:
•Advanced the clinical development of our proprietary selective cortisol modulator, relacorilant, as a potential treatment for patients with Cushing’s syndrome and for patients with Cushing's syndrome of adrenal origin.
•Advanced the clinical development of our product candidates to treat patients with metastatic pancreatic cancer; advanced, high-grade ovarian tumors; castration resistant prostate cancer; advanced adrenocortical cancer with cortisol excess; antipsychotic-induced weight gain and non-alcoholic steatohepatitis. We also laid the groundwork for further expansion by advancing promising compounds from our portfolio of selective cortisol modulators towards the clinic.
•Increased revenue from $306.5 million in 2019 to $353.9 million in 2020.
•Increased our cash and investments by 51.2 percent, to $476.9 million.
•Continued to assert successfully our patents directed to the use of Korlym® to treat patients with Cushing’s syndrome.
Executive Compensation 2020 Program Overview
Based on our compensation principles and in light of strong performance by the company and its named executive officers and employees, the Compensation Committee and the Board took the following actions with respect to the compensation of our named executive officers for 2020:
Base Salary. Effective February 1, 2020, the Compensation Committee recommended, and the Board approved, a nine percent increase to the annual base salary of Dr. Belanoff and four percent increases to the annual base salaries of Mr. Robb, Mr. Maduck, Dr. Grauer and Dr. Hunt. On July 1, 2020, Dr. Hunt’s base salary was increased by eight percent in connection with her appointment as an executive officer.
Bonuses. In accordance with our practice of awarding cash bonuses for the achievement of significant corporate goals, in February 2021, we paid bonuses to all employees of the company, including our named executive officers, in recognition of the accomplishments described above.
Equity Awards. In February 2020, the Compensation Committee recommended, and the Board approved, the grant of options to each of our named executive officers. In July 2020, Dr. Hunt and Mr. Maduck were granted additional options in connection with their appointments as Chief Scientific and Chief Commercial Officers, respectively. These awards vest over a four-year period, subject to the recipient’s continued employment.
Strong Stockholder Support for our Compensation Decisions
Stockholders controlling ninety-three percent of the shares voted at our 2020 annual meeting voted to approve the 2019 compensation of our named executive officers. Fifty-eight percent of the shares voted at our 2017 annual meeting voted to approve our practice of submitting the compensation of named executive officers to a non-binding stockholder vote once every three years. In light of this support, the Compensation Committee did not change the design of our compensation programs during 2020. The Compensation Committee’s objective continues to be aligning management’s and our shareholders’ interests in long-term value creation. We plan to hold our next advisory vote to approve named executive officer compensation at our 2023 annual meeting, pursuant to Item 402 of Regulation S-K.
Compensation Principles and Objectives
Our compensation program is meant to attract, motivate and retain highly-qualified executive officers by paying them competitively and in a manner that reflects our performance and their contributions to it. Each year the Board sets goals designed to link each named executive officer’s compensation to significant increases in Corcept’s long-term value. These goals reference the attainment of research, development, commercial and financial objectives, which the Board evaluates at the end of each year. Because drug development can take many years, the largest portion of our named executives’ compensation consists of option grants that are subject to extended vesting periods and reward achievements that increase stockholder value in the long term.
Except for their salaries, compensation for our named executive officers is performance-based. The Compensation Committee determines the structure and amount of performance-based compensation based on its members’ many years' experience with and understanding of the most effective practices in the biotechnology and specialty pharmaceutical industry.
These are the Compensation Committee’s objectives:
•Align executive and stockholder interests by providing equity awards and bonuses that are tied to company and individual performance in both the short- and long-term;
•Design competitive compensation programs recognizing that because of Corcept’s business model, there may be few directly comparable companies; and
•Take advantage of the fact that companies such as Corcept, which has relatively few employees compared to its revenue and the scope of its development programs, and implement compensation programs that the companies with whom we compete for talent have difficulty matching.
The members of the Compensation Committee are seasoned executives of, consultants to, or investors in the biotechnology and specialty pharmaceutical industry. Collectively the Chairman of the Board and members of the Compensation Committee have served as board and compensation committee members of many public and privately held companies including Enochian Biosciences, Symantec, Sunesis Pharmaceuticals, Adamas Pharmaceuticals and Cerus Corporation. As a result, we believe that the Chairman of the Board and the members of the Compensation Committee (as well as our other Board members) clearly understand the compensation structures and amounts that are necessary to attract, motivate and retain management talent in our industry.
Determination of Compensation
The Compensation Committee reviews the performance of our named executive officers annually. To aid the Compensation Committee in its deliberations, our Chief Executive Officer evaluates the performance of all executives other than himself and makes compensation recommendations. The Compensation Committee bases its decisions on the Chief Executive Officer’s input, the input of other Board members and its own evaluation of the achievements of Corcept and of each executive. The Compensation Committee then recommends salaries, performance bonuses and grants of stock options, taking into account its members’ understanding of compensation practices in the biotechnology and pharmaceutical industry and the members’ experiences as executives, consultants, board and compensation committee members, and investors.
Tax Considerations
The Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the tax deductibility of annual compensation in excess of $1,000,000 paid to individuals who have ever served as named executive officers, in light of our overall compensation philosophy and objectives. The Compensation Committee may award compensation to our named executive officers that may not be fully deductible by Corcept if it determines that such compensation is in our stockholders’ best interests.

Elements of Executive Compensation
Base Salary
The Compensation Committee determines or recommends executive salaries based on its members’ many years of assessing the salaries required to attract, motivate and retain talented executives. Each year the Compensation Committee reviews the Chief Executive Officer’s base salary to determine if a change is appropriate based on its assessment of market trends and our performance. The Compensation Committee applies similar scrutiny to the salaries of our other officers, with input from the Chief Executive Officer and other Board members. Base salary increases are not determined formulaically. Based on the Compensation Committee’s assessment of market trends, the Compensation Committee recommended and the Board approved a nine percent increase to the annual base salary of Dr. Belanoff effective February 1, 2020, resulting in a 2020 annual base salary of $775,000. The Compensation Committee recommended and the Board approved four percent increases to the annual base salaries of Mr. Robb, Mr. Maduck, Dr. Grauer and Dr. Hunt effective February 1, 2020, resulting in 2020 annual base salaries of $475,905 for each of Mr. Robb, Mr. Maduck and Dr. Grauer, and $416,416 for Dr. Hunt. Dr. Hunt’s annual base salary increased to $450,000 in connection with her appointment as Chief Scientific Officer in July 2020.
Performance-Based Compensation
Cash Bonus. We pay discretionary bonuses annually based on the Compensation Committee’s assessment of our achievement of significant corporate goals and the contribution to such achievements of each named executive officer. We also maintain the discretion to pay bonuses when significant goals – such as the successful completion of a clinical trial, approval of a new product, a significant increase in revenue or profitability, or substantial improvements in our management or operational capabilities – are met.
Annual bonuses for our named executive officers are targeted at a percentage of their base salaries, with actual payouts determined in the discretion of the Compensation Committee based on its evaluation of company and individual performance. Target bonuses are set based on the Compensation Committee’s assessment of market trends and performance. For 2020, our named executive officers’ target annual bonuses were as follows: Dr. Belanoff: 80% of base salary; Mr. Robb, Mr. Maduck, Dr. Grauer and Dr. Hunt: 45% of base salary.
In February 2021, the Compensation Committee evaluated the performance of our company and each of our named executive officers with respect to our short- and long-term goals and identified the accomplishments set forth in the Executive Summary above. These include: (i) enrolling patients in the Phase 3 trial of relacorilant in patients with Cushing’s syndrome; (ii) initiating and enrolling patients in a Phase 3 trial of relacorilant in patients whose Cushing’s syndrome is caused by adrenal adenomas; (iii) initiating and enrolling a Phase 2 trial of miricorilant in patients with long-standing antipsychotic-induced weight gain; (iv) enrolling patients in a Phase 2 trial of miricorilant in patients with recent antipsychotic-induced weight gain; (v) completing enrollment of a Phase 2 trial of relacorilant, in combination with nab-paclitaxel, in patients with advanced ovarian cancer; (vi) initiating and enrolling a Phase 3 trial of relacorilant, in combination with nab-paclitaxel, in patients with metastatic pancreatic cancer; (vii) enrolling a Phase 1b trial of exicorilant, in combination with enzalutamide, in patients with castration-resistant prostate cancer; (viii) significant growth in our revenue, cash and investments; and (ix) successfully developing, defending and asserting our intellectual property. In light of the COVID pandemic's impact on the business and the team’s individual contributions despite these challenges, the Compensation Committee recommended, and the Board approved, the payment of bonuses to all employees of the company, including our named executive officers with the achievement and bonus amounts set forth in the table below.

Executive	Target Bonus Achievement (%)	Bonus Amount ($)
Joseph K. Belanoff, M.D.	120	744,000
Andreas Grauer, M.D.	100	214,157
Hazel Hunt, Ph.D.	120	243,000
Sean Maduck	100	214,157
Charles Robb	150	321,236
Long-Term Equity Incentive Program. Our named executive officers are eligible to receive grants of stock options under our 2012 Incentive Award Plan. We believe that equity incentives are necessary to link executive compensation to the performance of our stock and our sustained growth. We have used stock options as our long-term performance-based equity incentive vehicle because we believe they maximize the incentive to increase stockholder value, since there is no financial gain unless our stock price appreciates.

The Compensation Committee or the Board typically grant stock options when a named executive officer joins Corcept and then annually in connection with its evaluation of the named executive officer’s potential future performance. The Compensation Committee or the Board also typically grant stock options following a significant change in job responsibility or in recognition of a significant achievement. The Compensation Committee determines the number of shares underlying each stock option grant based on a number of factors, including the scope of the named executive officer’s responsibilities and anticipated contributions to achievement of our goals, the value of the stock option at the time of grant and the Compensation Committee’s or the Board’s understanding of industry practices and norms and other competitive factors. The relative weight given to each of these considerations is at the Compensation Committee’s discretion. There is no set formula.
To incentivize continued employment, stock options granted to our named executive officers generally vest over four years. We have occasionally granted stock options that vest based on the attainment of performance goals. Stock option awards generally expire ten years from the date of the grant, which allows the executive to focus on the creation and sustainment of long-term stockholder value and to have a reasonable opportunity to benefit from price appreciation in our shares. The exercise price is set at our common stock’s fair market value on the date of grant.
In February 2020, the Compensation Committee recommended, and the Board approved, the following option grants to our named executive officers as an incentive toward their continued service and to further align their interests with the interests of our stockholders: Dr. Belanoff: 500,000 shares; Mr. Robb, 250,000 shares; Mr. Maduck, 250,000 shares; Dr. Grauer: 150,000; and Dr. Hunt: 200,000. The size of each award was based on the Compensation Committee’s determination of the recipient’s ability to contribute to our future success. The awards vest in 48 equal monthly installments from the grant date, subject to the recipient’s continued employment at each monthly vesting date.
In July 2020, in connection with Mr. Maduck’s promotion to Chief Commercial Officer and Dr. Hunt’s appointment as an executive officer, the Board granted each of Mr. Maduck and Dr. Hunt the option to purchase 40,000 shares of the Company’s common stock. The awards vest in 48 equal monthly installments from the grant date, subject to the recipient’s continued employment at each monthly vesting date.
Severance and Change in Control Arrangements
We have entered into Severance and Change in Control Agreements with each of our named executive officers to encourage continued attention and dedication to duties without distraction should there arise the possibility of a change in the control of our company and to help ensure a smooth transition should such a change in control occur. The terms of these agreements are the same for all of the named executive officers. For a detailed description, see “Potential Payments Upon Termination or Change in Control - Severance and Change in Control Agreements,” below.
Other Elements of Compensation
Our executives are eligible to receive retirement and insurance benefits on the same terms as our other employees, as set forth below. Eligibility for all employees begins on the first day of the month coinciding with or immediately following the first business day of employment. These benefits help us attract and retain talented employees in a competitive market, where such benefits are common. Each year, we review the benefits package we offer.
401(k) Plan. We have a Section 401(k) Savings/Retirement Plan, or 401(k) Plan, to cover eligible employees of the company and any designated affiliate. The 401(k) Plan permits eligible employees to defer up to 100 percent of their annual compensation, subject to limitations imposed by the Internal Revenue Code. All contributions are immediately vested and non-forfeitable. We make no matching contributions
Medical Insurance. At our sole cost, we provide each eligible employee, including each named executive officer, and his or her spouse and children with comprehensive health, dental and vision insurance.
Life and Disability Insurance. At our sole cost, we provide each eligible employee, including each named executive officer, disability and life insurance.
Other. From time to time, we provide new employees with relocation benefits in connection with their commencement of employment with us, which we believe is reasonable and necessary for recruitment. Pursuant to Dr. Grauer’s offer letter, Dr. Grauer was entitled to receive, in connection with his commencement of employment with us in March 2019: (i) reimbursement for the packing and shipping of household goods, (ii) up to six months of temporary housing; and (ii) reimbursement of up to $10,000 for approved miscellaneous relocation expenses. In 2020, our Board also approved providing a housing supplement to Dr. Grauer equal to 100 percent of his housing costs for 2020, 50 percent of his housing costs for 2021 and 25 percent of his housing costs for 2022.

Policies with Respect to Equity Compensation Awards
Our policy is to grant stock option awards with an exercise price equal to the last quoted price per share on the Nasdaq Capital Market on the date of grant. We do not select option grant dates for named executive officers in coordination with the release of material non-public information.
We also have an insider trading policy that prohibits our named executive officers and Board members from engaging in certain transactions in our stock, including short sales, and in derivative securities related to our stock. For a detailed description, see “Prohibition of Employee, Officer and Director Hedging,” above.
2020 Summary Compensation Table
The following table provides compensation information for the years ended December 31, 2020, 2019 and 2018 for each of our named executive officers.

Name and Principal Position	Year	Base Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Joseph K. Belanoff, M.D.,	2020	769,567	744,000	4,237,643	10,892	5,762,102
Chief Executive Officer and	2019	707,525	745,290	3,506,155	—	4,958,970
President (3)	2018	679,792	477,750	5,157,075	—	6,314,617
Andreas Grauer, M.D.,	2020	454,550	219,157	1,271,293	118,274	2,063,274
Chief Medical Officer (4)	2019	362,267	243,720	3,115,335	78,245	3,799,567
Hazel Hunt, Ph.D.,	2020	431,873	243,000	2,084,640	—	2,759,513
Chief Scientific Officer (5) (6)
Sean Maduck,	2020	474,380	214,157	2,508,404	—	3,196,941
Chief Commercial Officer (6)	2019	456,133	308,881	1,476,276	—	2,241,290
	2018	436,667	198,000	2,171,400	—	2,806,067
Charles Robb,	2020	474,380	321,236	2,118,822	—	2,914,438
Chief Business Officer and	2019	456,133	308,881	1,845,345	—	2,610,359
Secretary (7)	2018	436,667	237,600	2,171,400	—	2,845,667

(1)	Amounts constitute discretionary bonuses paid to each named executive officer based on our Compensation Committee’s and Board’s determination of corporate and individual performance. Amount for Dr. Grauer also includes a $5,000 referral bonus.
(2)
Amounts shown do not reflect compensation actually received by the named executive officers or the actual value that may be recognized by the named executive officers with respect to these awards in the future. Amounts reported constitute the grant date fair value of option awards as calculated under FASB ASC Topic 718. The relevant assumptions used to calculate the value of the option awards are set forth in Part IV – Item 15(1) - Financial Statements, Notes to Consolidated Financial Statements, Note 7 – “Preferred Stock and Stockholders’ Equity – Stock-Based Compensation Related to Employee and Director Options” in our Annual Report on Form 10-K for the year ended December 31, 2020.

(3)
In February 2021, our Board approved a one-time payment of $10,892 in an amount of tax gross-up to reimburse Dr. Belanoff for an additional tax liability he incurred arising from a computational error made by the Company in connection with his net (cashless) exercise of stock options in 2019.

(4)
In connection with his commencement of employment with us, Dr. Grauer is entitled to perquisites related to his relocation, which, for 2020, included (i) reimbursements of $10,000 for the movement of household goods and other relocation expenses; (ii) $67,375 reimbursed for temporary housing; and (iii) $40,899 in the amount of a tax gross-up relating to the temporary housing benefit.

(5)	Dr. Hunt’s base salary and bonus amounts are established in U.S. dollars as presented in the table and converted into pounds sterling on each payroll date using the exchange rate reported by Xe Currency Exchange as of the payment date.
(6)	Effective July 1, 2020, Mr. Maduck was promoted to our Chief Commercial Officer and Dr. Hunt was appointed as our Chief Scientific Officer.
(7)	For all of 2020 and until March 1, 2021, Mr. Robb served as our Chief Financial Officer and Secretary.

Grants of Plan-Based Awards During 2020
The following table summarizes the grants of option awards we made to the named executive officers in 2020.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (no. of shares) (1)	Exercise Price of Option Awards ($/share)	Grant Date Fair Value of Option Awards ($) (2)
Joseph K. Belanoff, M.D.	2/7/2020	500,000	13.56	4,237,643
Andreas Grauer, M.D.	2/7/2020	150,000	13.56	1,271,293
Hazel Hunt, Ph.D.	2/7/2020	200,000	13.56	1,695,057
	7/13/2020	40,000	15.82	389,583
Sean Maduck	2/7/2020	250,000	13.56	2,118,822
	7/13/2020	40,000	15.82	389,583
Charles Robb	2/7/2020	250,000	13.56	2,118,822

(1)	These stock options vest in 48 equal installments on each monthly anniversary of the grant date until fully vested, subject to the terms and conditions of the option award agreement.
(2)
The amount reported constitutes the grant date fair value of the option award, calculated in accordance with FASB ASC Topic 718. Refer to Part IV – Item 15(1) - Financial Statements, Notes to Financial Statements, Note 7 – “Preferred Stock and Stockholders’ Equity – Stock-Based Compensation Related to Employee and Director Options” in our Annual Report on Form 10-K for the year ended December 31, 2020 for the relevant assumptions used to determine the valuation of our option awards.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes outstanding options for each of our named executive officers as of December 31, 2020. To date, no stock awards have been granted to any of our named executive officers.

Name	Vesting Commencement Date (1)	Number of Shares Underlying Unexercised Options Exercisable (no. of shares)	Number of Shares Underlying Unexercised Options Unexercisable (no. of shares)	Option Exercise Price ($/share)	Option Expiration Date
Joseph K. Belanoff, M.D.	5/19/2011	800,000	—	$4.42	5/19/2021
	1/30/2013	800,000	—	$2.08	1/30/2023
	2/18/2015	450,000	—	$3.29	2/18/2025
	2/26/2016	550,000	—	$3.88	2/26/2026
	2/10/2017	527,083	22,917	$8.27	2/10/2027
	2/7/2018	336,458	138,542	$16.52	2/7/2028
	2/8/2019	217,708	257,292	$11.35	2/8/2029
	2/7/2020	104,166	395,834	$13.56	2/7/2030
Andreas Grauer, M.D.	3/18/2019 (2)	185,937	239,063	$11.29	4/1/2029
	2/7/2020	31,250	118,750	$13.56	2/7/2030
Hazel Hunt, Ph.D.	7/1/2011	50,000	—	$2.89	8/9/2021
	2/1/2012	40,000	—	$3.32	2/2/2022
	1/30/2013	50,000	—	$2.08	1/30/2023
	2/6/2014	100,000	—	$3.02	2/6/2024
	9/11/2014	60,000	—	$2.81	9/11/2024
	2/18/2015	150,000	—	$3.29	2/18/2025
	2/26/2016	150,000	—	$3.88	2/26/2026
	2/10/2017	191,666	8,334	$8.27	2/10/2027
	2/7/2018	106,250	43,750	$16.52	2/7/2028

	2/8/2019	68,750	81,250	$11.35	2/8/2029
	2/7/2020	41,666	158,334	$13.56	2/7/2030
	7/1/2020	4,166	35,834	$15.82	7/13/2030
Sean Maduck	11/1/2012	25,000	—	$2.24	11/1/2022
	1/30/2013	20,000	—	$2.08	1/30/2023
	10/16/2013	25,000	—	$1.92	11/19/2023
	2/6/2014	40,000	—	$3.02	2/6/2024
	8/1/2014	55,009	—	$2.61	8/7/2024
	2/18/2015	234,991	—	$3.29	2/18/2025
	2/26/2016	150,000	—	$3.88	2/26/2026
	4/27/2016	150,000	—	$5.05	5/2/2026
	2/10/2017	383,333	16,667	$8.27	2/10/2027
	2/7/2018	141,666	58,334	$16.52	2/7/2028
	2/8/2019	91,666	108,334	$11.35	2/8/2029
	2/7/2020	52,083	197,917	$13.56	2/7/2030
	7/1/2020	4,166	35,834	$15.82	7/13/2030
Charles Robb	9/1/2011	600,000	—	$2.70	9/1/2021
	1/30/2013	200,000	—	$2.08	1/30/2023
	11/19/2013	45,000	—	$1.92	11/19/2023
	2/18/2015	150,000	—	$3.29	2/18/2025
	2/26/2016	150,000	—	$3.88	2/26/2026
	2/10/2017	191,666	8,334	$8.27	2/10/2027
	2/7/2018	141,666	58,334	$16.52	2/7/2028
	2/8/2019	114,583	135,417	$11.35	2/8/2029
	2/7/2020	52,083	197,917	$13.56	2/7/2030

(1)
Except as otherwise provided, each unvested option vests and becomes exercisable in equal monthly installments through the fourth anniversary of the vesting commencement date, subject to the named executive officer’s continued employment through the monthly vesting date.

(2)	Option vested and became exercisable as to 25% of the underlying shares on March 19, 2020 and vests and becomes exercisable in 36 equal monthly installments thereafter, subject to the executive’s continued employment through the applicable vesting date.
Option Exercises in 2020
The following table includes certain information with regard to options exercised by our named executive officers in 2020.

Name	Number of Shares Acquired On Exercise (no. of shares)	Value Realized on Exercise ($) (1)
Hazel Hunt, Ph.D. (2)	50,000	946,000

(1)	The value realized on exercise represents, for each share exercised, the excess of the closing trading price of our common stock on the date of exercise over the exercise price of the option.
(2)	The shares acquired on exercise by Dr. Hunt were issued as part of a net exercise whereby 31,225 shares were tendered us in satisfaction of the exercise price and statutory withholding requirements.
Pension Benefits
None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation
None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.
Potential Payments Upon Termination or Change in Control
Severance and Change in Control Agreements
We have entered into Severance and Change in Control Agreements with each of our named executive officers. The terms of the agreements are identical. They provide that if the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (as each term is defined in the agreements) prior to or more than 18 months following a change in control, the executive will be eligible to receive 12 months of his or her then-current base salary, payable in substantially equal installments in accordance with the company’s customary payroll procedures, and continued health insurance coverage for up to 12 months following the date of termination. In addition, the agreements provide that in the event the executive’s employment is terminated by us without “cause” or by the executive for “good reason” within 18 months following a change in control, the executive will be eligible to receive an amount equal to 12 months of his or her then-current base salary payable in a lump sum, continued health insurance coverage for up to 12 months following the date of termination, and full vesting of all outstanding equity awards. The receipt of any severance will be subject to the executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to us within 60 days following executive’s termination of employment. No severance will be paid or provided until the separation agreement and release of claims becomes effective.
The following table reflects compensation payable to each of our named executive officers upon a change in control or various employment termination events. The amounts shown below assume that (i) the named executive officer experienced a qualifying termination effective as of December 31, 2020 or (ii) a change in control of our company occurred and the named executive officer experienced a qualifying termination on December 31, 2020.

Name	Benefit	Termination For Any Reason Outside of a Change in Control	Termination For Any Reason Within 18 Months Following a Change in Control
Joseph K. Belanoff, M.D.	Base Salary	$769,567	$769,567
	Accelerated Vesting of Stock Options	—	10,543,533	(1)
	Health Insurance Benefit	33,373	33,373
	Total	$802,940	$11,346,473
Andreas Grauer, M.D.	Base Salary	$454,550	$454,550
	Accelerated Vesting of Stock Options	—	5,051,117	(1)
	Health Insurance Benefit	24,154	24,154
	Total	$478,704	$5,529,821
Hazel Hunt, Ph.D.	Base Salary	$431,873	$431,873
	Accelerated Vesting of Stock Options	—	4,139,690	(1)
	Health Insurance Benefit	1,859	1,859
	Total	$433,732	$4,573,422
Sean Maduck	Base Salary	$474,380	$474,380
	Accelerated Vesting of Stock Options	—	5,329,217	(1)
	Health Insurance Benefit	32,373	32,373
	Total	$506,753	$5,835,970
Charles Robb	Base Salary	$474,380	$474,380
	Accelerated Vesting of Stock Options	—	5,210,715	(1)
	Health Benefit	24,154	24,154
	Total	$498,534	$5,709,249

(1)
For unvested options held by named executive officers as of December 31, 2020, the value ascribed to the accelerated vesting benefit under the Severance and Change in Control Agreements is calculated by multiplying any excess in the closing price for our company’s common stock on the Nasdaq Stock Market as of December 31, 2020, which was $26.16, over the exercise price of the option grant, times the number of unvested shares subject to the option as of that date.

Risk Assessment of Compensation Programs
Our Compensation Committee and Board have determined that our compensation policies, plans and practices are appropriately balanced and do not create risks that will have a material adverse effect on our company. To make this determination, they reviewed the company’s compensation policies, plans and practices with a focus on compensation program design, payment methodology, relationship to performance and length of performance period, and oversight and controls as compared to the compensation practices that they have seen in similar companies. During the review, the Compensation Committee noted risk mitigating factors inherent in our compensation practices, including the Compensation Committee’s and management’s discretion in approving executive and employee compensation and establishing performance goals for short and long-term compensation plans, the balance between fixed and variable pay and the mix of short and long-term incentives that encourage consistent performance over a sustained period, and these factors aligned the interests of our named executive officers and employees with those of our stockholders.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2020 with respect to the shares of our common stock that may be issued under all of our existing equity compensation plans, which consist of the 2012 Incentive Award Plan and the 2004 Equity Incentive Plan.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))(2)
Equity compensation plans approved by stockholders	24,946,378	$9.62	9,040,698	(1)(2)
Equity compensation plans not approved by stockholders	—	—	—
Total	24,946,378	$9.62	9,040,698

(1)	Represents shares of common stock remaining available for future issuance under our 2012 Incentive Award Plan as of December 31, 2020.
(2)
The 2012 Incentive Award Plan contains an “evergreen” provision that allows for an increase on the first day of each year beginning in 2013 and ending in 2022 equal to the lesser of an additional (i) 8,000,000 shares of our common stock, (ii) 4 percent of the outstanding shares of common stock on the immediately preceding December 31 or (iii) such smaller number of shares determined by the Board. None of our other plans has an “evergreen” provision. On February 4, 2021, the Board authorized an “evergreen” increase in the shares available for grant under the 2012 Plan to be equivalent to 4 percent of the shares of our common stock outstanding on December 31, 2020, which represented an increase of 4,669,395 shares to the plan.

DIRECTOR COMPENSATION
The following table provides compensation information, for the one-year period ended December 31, 2020, for each non-employee member of our Board. Dr. Belanoff is not provided additional compensation for his service on our Board.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1)(2) ($)	Total ($)
James N. Wilson	125,000	744,921	869,921
Gregg Alton (3)	48,167	666,825	714,992
G. Leonard Baker, Jr.	63,486	279,345	342,831
Gillian M. Cannon, Ph.D. (4)	6,167	874,158	880,324
David L. Mahoney	75,000	279,345	354,345
Kimberly Park	65,000	279,345	344,345
Daniel N. Swisher, Jr.	78,486	279,345	357,831

(1)
Amounts shown do not reflect compensation actually received by the directors or the actual value that may be recognized by the directors with respect to these awards in the future. Instead, the amounts shown represent the grant date fair value of the awards as calculated under FASB ASC Topic 718. The relevant assumptions used to calculate the value of the option awards are set forth in Part IV – Item 15(1) - Financial Statements, Notes to Consolidated Financial Statements, Note 7 – “Preferred Stock and Stockholders’ Equity – Stock-Based Compensation Related to Employee and Director Options” in our Annual Report on Form 10-K for the year ended December 31, 2020.

(2)
As of December 31, 2020, our non-employee directors held options outstanding to purchase the following number of shares: Mr. Wilson: 1,170,000; Mr. Alton: 90,000; Mr. Baker: 290,000; Mr. Mahoney: 290,000; Ms. Park: 90,000; Mr. Swisher: 215,000; and Dr. Cannon: 60,000 shares. During 2020, Mr. Wilson, as chairman of the board, was granted an option to purchase 80,000 shares with a grant date fair value of $744,921, Messrs. Alton, Baker, Mahoney and Swisher, and Ms. Park were each granted an option to purchase 30,000 shares with a grant date fair value of $279,345. All of these awards vest in equal monthly installments over a one-year period, subject to continued service.

(3)
Mr. Alton was appointed to our board of directors in March 2020. On March 12, 2020, Mr. Alton was granted an option to purchase 60,000 shares of the Company’s common stock, at an exercise price of $10.48 per share, the closing price of the Company’s common stock on the Nasdaq Stock Market on the date of grant. The grant date fair value of this option was $387,480. This option will vest over a 4-year period, with 25 percent vesting on the first annual anniversary of the date of grant and the remainder vesting ratably on each monthly anniversary thereafter until fully vested, subject to Mr. Alton’s continued service.

(4)
Dr. Cannon was appointed to our board of directors in November 2020. On December 1, 2020, Dr. Cannon was granted an option to purchase 60,000 shares of the Company’s common stock, at an exercise price of $22.99 per share, the closing price of the Company’s common stock on the Nasdaq Stock Market on the date of grant. The grant date fair value of this option was $874,158. This option will vest over a 4-year period, with 25 percent vesting on the first annual anniversary of the date of grant and the remainder vesting ratably on each monthly anniversary thereafter until fully vested, subject to Dr. Cannon’s continued service.

For 2020, non-employee directors received a fee for their services in the amount of $50,000 effective January 1, 2020. In addition, the Chair and members of the Audit Committee received fees of $20,000 and $10,000, respectively; the Chair and members of the Compensation Committee received fees of $15,000 and $7,500, respectively; and the Chair and members of the Corporate Governance & Nominating Committee received fees of $10,000 and $5,000, respectively. The chairman of our Board received a cash retainer of $120,000 in lieu of any other fees. New directors are granted an option to purchase 60,000 shares of common stock. The initial director options vest with respect to 25 percent of the shares on the first anniversary of the date of the grant and, in 36 equal monthly installments thereafter, subject to the director’s continued service on each monthly vesting date. At each annual meeting of our stockholders, continuing directors are granted an option, which for 2020, covered 30,000 shares of common stock that vests in 12 equal monthly installments from the date of the annual meeting, subject to the director’s continued service on each monthly vesting date. The Board has historically approved option awards for directors serving certain leadership roles. In 2020, the Board granted Mr. Wilson an option to purchase 80,000 shares of common stock, vesting in 12 monthly installments, for his service as Chairman of the Board, subject to his continued service on each monthly vesting date. For 2021, the Board approved decreasing the annual option for each director other than Mr. Wilson to 20,000 shares and granting to Mr. Wilson an option to purchase 45,000 shares of common stock for his service as Chairman of the Board.
We have also entered into a Severance and Change in Control Agreement with Mr. Wilson. The agreement with Mr. Wilson provides that if his employment or service on the Board is terminated involuntarily by us without “cause” or by him for “good reason” (as each is defined in the agreement) within 18 months following a change in control, all of his outstanding equity awards shall become fully vested. Mr. Wilson will only receive vesting acceleration under this agreement if he signs and does not revoke a separation agreement and release of claims in a form reasonably acceptable to the Company within 60 days following termination of employment.
Pay Ratio Disclosure
The Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K require us to report the ratio of the median annual compensation of our full- and part-time employees in 2020 (that is, the compensation of the employee whose compensation is in the middle of the group, with as many employees earning more as earned less, not including our CEO) to the annual total compensation of our CEO.
We identified the employee with median compensation by comparing the W-2 gross income (Box 1) of all full- and part-time employees (except our CEO) who were employed on December 31, 2020. To permit meaningful comparisons between employees who worked for us less than the entire year and those who worked for us during the entire year, we annualized each permanent employee’s compensation based on the percentage of the year they worked for us. The annual total compensation of our median employee was $286,664 for 2020, including base salary earned for 2020, the grant date fair value options awarded in 2020 and the bonus paid in February 2021 with respect to 2020 performance.
As disclosed above in the Summary Compensation Table, our CEO’s annual total compensation for 2020 was $5,762,102.
As calculated above, the annual total compensation of our median employee excluding the CEO to that of our CEO is as follows:

Median employee	$286,664
CEO	$5,762,102
Ratio	20:1
Because public companies use different methods to calculate their pay ratios, the ratio we report should not be used as a basis for comparing Corcept to its peers.

COMPENSATION COMMITTEE REPORT*
The Compensation Committee of the Board, or Compensation Committee, has furnished this report on executive compensation. None of the members of the Compensation Committee is currently our officer or employee and all are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee is responsible for designing, recommending to the Board for approval and evaluating our compensation plans, policies and programs and reviewing and approving the compensation of the Chief Executive Officer and other officers and directors.
This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation, which is contained elsewhere in this proxy statement and is not repeated here.
In this context, the Compensation Committee hereby reports as follows:
•The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K contained herein with management; and
•Based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020.

Compensation Committee

David L. Mahoney, Chairman
G. Leonard Baker, Jr.
Gregg Alton
Daniel N. Swisher, Jr.

*	The material in this report is not soliciting material, and is not deemed filed with the SEC.

REPORT OF THE AUDIT COMMITTEE*
Under the guidance of a written charter adopted by the Board, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of the Company’s independent registered public accounting firm. Each of the members of the Audit Committee meets the independence requirements of Nasdaq and the SEC.
Management has primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements and internal control over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB).
In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:
•reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2020 with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm;
•discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC;
•received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP their independence;
•considered and discussed whether the non-audit services, if any, performed by Ernst & Young LLP are compatible with maintaining their independence;
•reviewed and discussed the reports of management and Ernst & Young LLP on their assessments of the effectiveness of the Company’s internal control over financial reporting as of the end of the most recent fiscal year;
•reviewed the disclosures regarding the Company’s system of internal controls required to be contained in the Company’s Form 10-K;
•based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements and management’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Securities and Exchange Commission; and
•instructed Ernst & Young LLP that the Audit Committee expects to be advised if there are any subjects that require special attention.
The Audit Committee has also recommended, subject to stockholder ratification in Proposal 2 in this Proxy Statement, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Audit Committee

Gregg Alton, Chairman
Gillian Cannon
David L. Mahoney
Kimberly Park

*	The material in this report is not soliciting material, and is not deemed filed with the SEC.

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit Fees
Fees for audit services totaled approximately $1,933,000 in 2020 and $1,807,000 in 2019, including fees for professional services provided by Ernst & Young LLP, our independent registered public accounting firm, in connection with the integrated annual audit of our financial statements and internal control over financial reporting in 2020 and 2019, respectively, review of our quarterly financial statements included in Quarterly Reports on Forms 10-Q, consultations on matters addressed during the audit and services provided in connection with other statutory or regulatory filings, including consents.
Audit-Related Fees, Tax Fees, and All Other Fees
Fees for tax advisory services from our independent registered public accounting firm totaled approximately $248,000 and $47,000 in 2020 and 2019, respectively.
We did not incur audit-related fees for assurance and related services, or for any other products or services, from our independent registered public accounting firm in 2020 and 2019.
Pre-approval of audit-related and non-audit services
Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and permissible non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. Under this policy, our Audit Committee must pre-approve all audit and non-audit services performed by the Company’s independent auditor in order to ensure that the provision of such services does not impair the auditor’s independence. The policy permits the engagement of the independent registered public accounting firm for services that are approved by our Audit Committee in defined categories such as audit services, audit-related services and tax services. Pre-approval may be given as part of our Audit Committee’s annual review and approval of the scope and estimated cost of non-audit services that may be provided by the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to pre-approve audit and non-audit services not prohibited by law to be performed by our independent registered public accounting firm and associated fees, provided that the Chair shall report any decision to pre-approve such audit or non-audit services and fees to the full Audit Committee at its next regular meeting. Our Audit Committee receives periodic reports on the scope of services provided and expected to be provided in the future by the independent registered public accounting firm.
Consistent with this policy, in 2020 and 2019 all audit and non-audit services (including audit-related fees, tax fees and all other fees) performed by our independent registered public accounting firm, Ernst & Young LLP, were pre-approved by the Audit Committee.

PROPOSALS TO BE ACTED UPON AT THE 2021 ANNUAL MEETING
PROPOSAL 1
ELECTION OF DIRECTORS
At the 2021 Annual Meeting, the stockholders will vote on the election of eight directors, each to serve until the annual meeting of stockholders in 2022 and until their successors are duly elected and qualified. The Corporate Governance and Nominating Committee has recommended, and the Board has unanimously nominated, James N. Wilson, Gregg Alton, G. Leonard Baker, Jr., Joseph K. Belanoff, M.D., David L. Mahoney, Kimberly Park, Daniel N. Swisher, Jr. and Gillian Cannon for election to the Board. The nominees have indicated that they are willing and able to serve as directors. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board. The proxies being solicited will be voted for the nominees at the 2021 Annual Meeting. Directors will be elected by a plurality of the votes cast, in person or by proxy, or by remote communication, if applicable, at the 2021 Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.
Recommendation of the Board
The Board of Directors unanimously recommends a vote “FOR” the election of the nominees as listed above.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of the nominees as listed above.
PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
At the 2021 Annual Meeting, the stockholders will be asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Representatives of Ernst & Young LLP are expected to attend the 2021 Annual Meeting and have the opportunity to make statements and respond to appropriate questions.
Recommendation of the Board
The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
OTHER MATTERS
As of the time of preparation of this proxy statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote on such matters according to their discretion.

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING
Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals for inclusion in the proxy statement of the Board of Directors for the 2022 Annual Meeting of Stockholders must be received by us at 149 Commonwealth Drive, Menlo Park, California 94025, on or before December 27, 2021 and must otherwise comply with Rule 14a-8 under the Exchange Act. If the date of the 2022 Annual Meeting of Stockholders is changed by more than 30 days from the anniversary date of our 2021 Annual Meeting of Stockholders, the deadline pursuant to Rule 14a-8 under the Exchange Act will instead be a reasonable time before we begin to print and send our proxy materials. If we are not notified by the deadline under Rule 14a-8 under the Exchange Act of a proposal to be brought before the 2022 Annual Meeting of Stockholders, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement.
Our Amended and Restated Bylaws provide that advance notice of a stockholder’s proposal to be brought before the 2022 Annual Meeting of Stockholders, including director nominations, must be delivered to the Secretary of our company at our principal executive offices not earlier than 120 days (December 27, 2021) and not later than 90 days (January 26, 2022) before the anniversary of the mailing date of the proxy materials for the previous year’s annual meeting. Our Amended and Restated Bylaws provide that in the event that the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the anniversary date of the preceding year’s annual meeting, this advance notice must be received by the close of business on the later of (i) the 120th day prior to such annual meeting or (ii) the 10th day following the day on which the first public announcement of the date of such meeting.
Each stockholder’s notice must contain the following information as to each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person (as defined in the Company’s Amended and Restated Bylaws), (b) the text of the proposal or business (including the text of any resolutions proposed for consideration), (c) a reasonably detailed description of all agreements, arrangements and understandings (i) between or among any of the Proposing Persons or (ii) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation (including their names) in connection with the proposal of such business by such stockholder, and (d) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act. A copy of the full text of the provisions of our Amended and Restated Bylaws dealing with stockholder nominations and proposals is available to stockholders from our Secretary upon written request.

AVAILABLE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy statements and other information with the U.S. Securities and Exchange Commission. Reports, proxy statements and other information filed by us are available on the U.S. Securities and Exchange Commission’s website at www.sec.gov.
We will provide without charge to each person to whom a copy of the proxy statement is delivered, upon the written or oral request of any such persons, additional copies of our Annual Report on Form 10-K for the year ended December 31, 2020 or the 2021 proxy materials. Requests for such copies should be made by written request to Corcept Therapeutics Incorporated, 149 Commonwealth Drive, Menlo Park, California 94025, Attention: Secretary, or by oral request by calling (650) 327-3270.

By Order of the Board of Directors,

/s/ Charles Robb
Charles Robb
Chief Business Officer and Secretary
Menlo Park, California
April 22, 2021
YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, BY TELEPHONE OR BY COMPLETING, SIGNING, DATING AND MAILING PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING EITHER IN-PERSON OR VIRTUALLY, YOU MAY VOTE AT THE MEETING EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.b

BROADRIDGE CORPORATE ISSUER SOLUTIONS
C/O CORCEPT THERAPEUTICS INCORPORATED
149 COMMONWEALTH DRIVE
MENLO PARK, CA 94025

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CORT2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D47960-P54861

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CORCEPT THERAPEUTICS INCORPORATED

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Gregg Alton
02) G. Leonard Baker, Jr.
03) Joseph K. Belanoff, M.D.
04) Gillian M. Cannon, Ph.D.
05) David L. Mahoney
06) Kimberly Park
07) Daniel N. Swisher, Jr.
08) James N. Wilson

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report on Form 10-K are available at www.proxyvote.com.

D47961-P54861

CORCEPT THERAPEUTICS INCORPORATED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
MAY 26, 2021

The shareholders hereby appoint Joseph K. Belanoff, M.D., Charles Robb and James N. Wilson, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Corcept Therapeutics Incorporated that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 7:30 a.m., Pacific Time on Wednesday, May 26, 2021, at 149 Commonwealth Drive, Menlo Park, California 94025 and via the Internet at www.virtualshareholdermeeting.com/CORT2021, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSAL 2. IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. ALL PROXIES PREVIOUSLY GIVEN BY THE UNDERSIGNED ARE HEREBY REVOKED.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE